Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement, dated February 24, 2025 (this “Agreement”), is by Garden Investment Management, L.P. (“GI”) and The Middleby Corporation (the “Company”).

WHEREAS, on the date hereof GI and its Affiliates (as defined below) have a combined beneficial and economic ownership interest in or exposure to 2,635,866 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”); and

WHEREAS, the Company and GI have engaged constructively on certain matters relating to the Company’s business and have mutually determined to reflect their agreements on matters relating to the election of members of the Company’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Board Representation and Board Matters.

(a) The Company and GI agree as follows:

(i) the Board and all applicable committees thereof have taken such actions as are necessary:

(1) to appoint Ed Garden (the “New Director”) as a member of the Board effective 11:59 p.m., Central Time, as of the date hereof and to include the New Director in the Company’s slate of director nominees in the Company’s proxy statement for its 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”); and

(2) at the 2025 Annual Meeting, at least one of the directors of the Board, who is not the New Director, shall not stand for re-election;

(ii) if the New Director is unable to serve as a director of the Board due to death, disability, or incapacity prior to the conclusion of the 2025 Annual Meeting and as long as GI and its Affiliates’ “net long position” (as defined below) remains at or above 2.45% of the outstanding shares of the Company’s Common Stock, the Company and GI shall cooperate in good faith to identify and mutually agree upon a replacement for the New Director (a “Replacement New Director”), and the Board and all applicable committees thereof shall take such actions as are necessary, subject in each case to the good faith exercise of the Board’s fiduciary duties under applicable law, to appoint the Replacement New Director to serve as a director of the Company for the remainder of such New Director’s term, which such Replacement New Director, once added as a member of the Board, shall be deemed the New Director for all purposes hereunder;

(iii) (A) for so long as the New Director serves on the Board and during the Standstill Period (as defined below), such New Director shall be a member of the Compensation Committee of the Board at the election of such New Director, and (B) without limitation of clause (A), the Board shall give the New Director the same due consideration for membership to any committee of the Board as any other member of the Board, subject in each case to the good faith exercise of the Board’s fiduciary duties under applicable law;

(iv) the Company will recommend, support and solicit proxies for the election of the New Director at the 2025 Annual Meeting and, the 2026 Annual Meeting (as defined below) only if the Company elects to include the New Director on the Company’s slate of nominees for the 2026 Annual Meeting, in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate; provided that any recommendation by the Board shall be subject in each case to the good faith exercise of the Board’s fiduciary duties under applicable law;

(v) for so long as the New Director is on the Board, the Company shall notify GI in writing (a “Slate Notice”), no later than 45 days prior to the advance notice deadline for making director nominations under the Company’s Fourth Amended and Restated Bylaws (the “Bylaws”) at its 2026 Annual Meeting of Stockholders (including any special meeting held in lieu thereof, the “2026 Annual Meeting”), whether the New Director will be included on the Company’s slate of nominees for the 2026 Annual Meeting; provided that if for any reason the Company fails to include the New Director on the Company’s slate of nominees at the 2026 Annual Meeting after notifying GI that the New Director will be included on the Company’s slate, the Company shall inform GI, in writing, that the New Director will not be included on the Company’s slate of nominees for the 2026 Annual Meeting and the Company shall thereafter take any action necessary (including extending the director nomination deadline) to ensure that GI has at least 30 days from the date that the Company makes such notification (such period, the “Notice Period”) to submit director nominations for the 2026 Annual Meeting in accordance with the Company’s bylaws, and the Company shall not file any proxy statement with respect to the 2026 Annual Meeting until the expiration of the Notice Period; and

(vi) the New Director will be entitled to the same compensation, director indemnity and insurance and other benefits as are accorded to the other non-employee directors of the Company.

(b) GI acknowledges that, at all times while serving as a member of the Board, each director, including the New Director, is required to comply with all policies, procedures, processes, codes, rules, standards and guidelines generally applicable to Board members, including the Company’s corporate code of ethics, securities trading policies, Regulation FD-related policies, director confidentiality policies and corporate governance standards (“Company Policies”), in each case that have been provided in writing to such director, and to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees, and the Company agrees that until the expiration of the Standstill Period, it will not alter or adopt any of its existing policies, procedures, processes, codes, rules, standards and guidelines generally applicable to Board members in a manner that would interfere with the purpose of this Agreement.

(c) The Company’s obligations under this Section 1 shall terminate upon any material breach of this Agreement by GI upon five (5) business days’ written notice by the Company to GI if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

(d) Notwithstanding Section 1(b) above,

(i) (A) GI and its Affiliates shall be entitled to continue to hold forwards, swaps and other derivative securities related to the Common Stock (collectively “Derivative Securities”) that are held by GI and its Affiliates as of the date of this Agreement, as set forth in Schedule A hereto, until January 1, 2026, including in margin accounts, and (B) during such period, GI and its Affiliates shall be entitled to settle, exercise or otherwise terminate (collectively, “Settlement”) such Derivative Securities, and receive Common Stock or cash in connection therewith, so long as such Settlement occurs during any open trading window applicable to all directors under the Company’s insider trading policy; provided that involuntary Settlements resulting solely from actions taken by a counterparty to such Derivative Securities may occur at any time and from time to time (including during any restricted trading period) and the Company expressly waives (and GI expressly disclaims) any duty owed by GI and its Affiliates to refrain from undertaking any such Settlement transaction in accordance with the terms herein; it being understood that any Common Stock acquired in connection with the Settlement of Derivative Securities shall be subject to all restrictions referenced in Section 1(b) and shall not be covered by the preceding waiver referenced in this Section 1(d)(i);

(ii) except as otherwise set forth in this Section 1(d)(ii), the New Director may provide Confidential Information (as defined below) received by the New Director as a member of the Board or committee thereof to investment professionals and attorneys employed directly by GI or any GI Affiliate (“GI Professionals”) who need to know such information in connection with GI and GI Affiliates’ investment in the Company; provided, however, that GI hereby acknowledges and agrees on behalf of itself, the GI Affiliates and the GI Professionals who receive Confidential Information, (A) to keep such Confidential Information strictly confidential and not disclose such Confidential Information to any other person (other than GI, GI Affiliates and the GI Professionals), and (B) not to use or permit the use of such Confidential Information for any purpose other than in connection with the New Director’s duties as a director of the Company and in connection with GI’s and the GI Affiliate’s investment in the

Company; it being understood that GI shall inform each such GI Affiliate and GI Professional of the confidential nature of the Confidential Information and advise each GI Affiliate and GI Professional to abide by the confidentiality provisions set forth in this Agreement as if they were a party hereto; provided that GI shall remain responsible for any breach of this Agreement by itself, any GI Affiliate or any GI Professionals hereunder. GI acknowledges that it and the GI Affiliates are aware, and shall advise each of the GI Professionals who receive Confidential Information that the Confidential Information may contain or itself be material, non-public information concerning the Company and United States securities laws may restrict any person who has material, nonpublic information about a company from purchasing or selling any securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities while in possession of such information. Following such time as the New Director is no longer serving on the Board, GI will return to the Company or destroy, at GI’s option, all hard copies of Confidential Information and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Confidential Information in GI’s or any of its employees’ possession or control (and GI shall promptly certify to the Company that such Confidential Information has been returned, erased or deleted, as the case may be); provided, however, that GI shall be entitled to retain (1) data or electronic records containing Confidential Information for the purposes of backup, recovery, contingency planning or business continuity planning so long as such data or records are not accessible in the ordinary course of business and are not accessed except as required for backup, recovery, contingency planning or business continuity planning purposes, and (2) one copy of the Confidential Information in its records or its GI Professionals’ legal records to the extent and for so long as such is required for GI to comply with applicable law or regulation or document retention policies; and provided, further, that any Confidential Information so retained shall remain subject to the confidentiality obligations hereunder for so long as it so retained, notwithstanding any termination of the confidentiality obligations set forth herein. If GI, GI Affiliates or any GI Professional is legally compelled, by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or similar process, to disclose any Confidential Information, prior to making such disclosure, GI must, to the extent legally permissible, (x) promptly notify the Company of the circumstances surrounding such requirement or request and (y) reasonably cooperate with the Company, at the Company’s sole expense, in any legally available attempt it may make to obtain a protective order, other appropriate remedy, or an appropriate assurance that confidential treatment will be afforded to its Confidential Information. If a protective order or other appropriate remedy or assurance is not obtained, GI agrees to only disclose (or cause to be disclosed, as applicable) that portion of the Confidential Information that is legally required to be disclosed (on the advice of outside legal counsel). Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to cause the New Director to withhold sharing any Confidential Information from GI, GI Affiliates or any GI Professionals, and the New Director shall not share such Confidential Information as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client or other legal privileges. Notwithstanding anything set forth herein to the contrary, the confidentiality and use obligations under this Section 1(d)(ii) shall terminate 36 months after the New Director ceases to serve on the Board, other than Confidential Information constituting trade secrets, which shall be held for such longer time as such information constitutes a “trade secret” of the Company or any of its subsidiaries, joint ventures or other Affiliates, as defined under 18 U.S.C. § 1839(3).

(iii) [RESERVED];

(iv) any share ownership requirement for the New Director serving on the Board will be deemed satisfied by the securities owned by GI and any GI Affiliates;

(v) under no circumstances shall any Company Policy be violated by the New Director receiving lawful compensation from GI or any GI Affiliate, so long as such compensation is not paid with respect to the New Director’s service or action as a director of the Company;

(vi) the New Director shall not be excluded or required to recuse himself or herself from any meetings or materials of the Board as a result of, or in connection with, his or her affiliation with the GI or any GI Affiliate (or their ownership of securities of the Company) except in connection with a transaction with, or dispute involving, GI or any GI Affiliate; and

(vii) Ed Garden is entitled to make public announcements and statements with respect to the Company (including in the print, televised or streaming media), provided that such public announcements and statements (A) are not inconsistent with announcements and statements made by the Company and (B) do not otherwise violate Section 2 below.

2. Standstill.

(a) From the date hereof until the earliest of (1) the Company’s delivery of a Slate Notice that does not state that the New Director will be included on the Company’s slate of nominees for the 2026 Annual Meeting, (2) the date that is 45 days prior to the advance notice deadline for making director nominations under the Company’s Bylaws at the 2026 Annual Meeting, (3) the Company’s failure to include the New Director on the Company’s slate of nominees for the 2026 Annual Meeting and (4) the date that the New Director ceases to be a member of the Board (such period, the “Standstill Period”), GI shall not, directly or indirectly, and GI shall cause each GI Affiliate (as defined below) not to, directly or indirectly:

(i) solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities (as defined below), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or knowingly assist any person or entity not a party to this agreement (a “Third Party”) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than such encouragement or advice that is consistent with Company management’s recommendation in connection with such matter or voting any such Voting Securities in accordance with the terms of this Agreement);

(ii) knowingly encourage or advise any other person or knowingly assist any Third Party in so encouraging or assisting any person with respect to the giving or withholding of any proxy, consent or other authority to vote any shares of the Voting Securities or in conducting any type of referendum with respect to the Voting Securities (other than such encouragement or advice that is consistent with Company management’s recommendation in connection with such matter);

(iii) form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (for the avoidance of doubt, excluding any group composed solely of any of GI and Affiliates thereof) but nothing herein shall preclude GI and any Affiliates thereof from voting any Voting Securities in a manner permitted by this Agreement;

(iv) present at any annual meeting or any special meeting of the Company’s stockholders any proposal for consideration for action by stockholders or seek the removal of any member of the Board or, except as otherwise expressly contemplated by this Agreement, propose any nominee for election to the Board or seek representation on the Board;

(v) grant any proxy, consent or other authority to vote any Voting Securities of the Company with respect to the election of directors (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders or as otherwise expressly permitted by this Agreement) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual meeting, special meeting of stockholders or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(vi) make any request for stocklist materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;

(vii) make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or that disparages, defames or slanders (in each case as distinct from objective statements reflecting business criticism), the Company or its business, operations or financial performance, its officers or its directors or any person who has served as an officer or director of the Company in the past, or who serves on or following the date of this Agreement as an officer or director of the Company (in each case in such person’s capacity as such), (A) in any document or report filed with or, furnished to the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental agency or (B) in any press release or other publicly available format (and the

Company agrees that this Section 2(a)(vii) shall apply mutatis mutandis to the Company, its subsidiaries and their respective directors and officers with respect to GI, the GI Affiliates and their respective officers, directors and controlling persons); provided that nothing herein shall (1) restrict the ability of any person to comply with a subpoena or other legal process or respond to a request from information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, or (2) limit or preclude a party hereto from exercising any rights under this Agreement or conveying its opinion and views to any members of the Board or management of the Company privately and in a manner that does not require public disclosure by the Company or GI; provided, further, that GI can communicate to its investors (including in its quarterly investor letters regarding its views on the Company’s business, operations or financial performance, in an objective and non-disparaging fashion consistent with the terms of this Agreement);

(viii) without the prior written approval of the Board, separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, publicly propose or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization, financing or other business combination involving the Company or a material amount of the assets or businesses of the Company (an “Extraordinary Transaction”) or actively encourage, initiate or support any other Third Party in any such activity, in each case either publicly or in a manner that would reasonably be expected to require public disclosure by the Company or GI (it being understood that the foregoing shall not restrict any person or entity from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other shareholders of the Company);

(ix) acquire, offer or propose to acquire, solicit an offer to acquire, or agree to acquire (except as a result of Company buy-backs or share repurchases or by way of stock dividends or other distributions or offerings made available to holders of Voting Securities of the Company generally on a pro rata basis), alone or in concert with any Third Party, any Company Interests (as defined below), in each case, if such acquisition, offer, agreement or transaction would result in GI (together with its Affiliates) having beneficial ownership of, or aggregate economic exposure to, more than 9.99%, of the Common Stock outstanding at such time;

(x) engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any of the securities of the Company and would, in the aggregate, result in GI ceasing to have a “net long position” in the Company;

(xi) institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent GI or its Affiliates from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 2, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against GI, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process; or

(xii) request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would be reasonably likely to require public disclosure by GI (or any GI Affiliates) or the Company.

Notwithstanding the foregoing, the restrictions in this Section 2(a) shall terminate automatically upon the occurrence of either of the following: (i) any material breach of this Agreement by the Company (including a failure to issue the Press Release in accordance with Section 3) upon five (5) business days’ written notice by GI to the Company if such breach has not been cured within such notice period, provided that GI is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; or (ii) the Company’s entry into a definitive agreement with respect to a Change of Control Transaction.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or the Company Policies will prohibit or restrict GI or its Affiliates from (A) making any public or private statement or announcement with respect to any Change of Control Transaction that is publicly announced by the Company or a third party, (B) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by GI), (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (D) negotiating, evaluating or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company, or (E) providing its views privately to the Board or the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, or members of the investor relations team made available for communications involving broad-based groups of investors (including through participation in investor meetings or conferences) regarding any matter.

(b) During the Standstill Period, so long as the Company and the Board are not in breach of their obligations pursuant to this Agreement, GI together with all controlled Affiliates of GI (such controlled Affiliates, collectively and individually, the “GI Affiliates”) shall cause all Voting Securities owned by GI and the GI Affiliates, directly or indirectly, whether owned of record or Beneficially Owned, to be present for quorum purposes and to be voted, (i) for all Company directors nominated by the Board for election at the 2025 Annual Meeting or, if applicable, any other meeting or action by written consent of stockholders solicited by the Company or any Third Party during the Standstill Period, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with voting recommendations by the Board with respect to the Company’s proposals at the 2025 Annual Meeting regarding “say-on-pay” and the ratification of the appointment of the Company’s independent auditor; provided, however, that in the event that both Institutional Shareholder Services and Glass Lewis & Co. (including any successor thereto) issues a voting recommendation that differs from the voting recommendation of the Board with respect to any Company sponsored proposal submitted to stockholders at a stockholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of vacancies on the Board), GI and its Affiliates shall be permitted to vote in accordance with any such recommendation; provided, further, that, GI and its Affiliates shall be permitted to vote in their sole discretion with respect to Company directors nominated by the Board not disclosed to GI prior to the execution of this Agreement.

3. Public Announcements. No later than 9:00 a.m. Eastern Time, on February 25, 2025, the Company shall announce this Agreement by means of a press release in the form attached hereto as Exhibit A (the “Press Release”) and shall release a separate press release announcing the Company’s intent to separate its food processing business in substantially the same form as provided to GI prior to the date hereof. None of the Company (and the Company shall cause each of its Affiliates, directors and officers not to), GI and the GI Affiliates shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is in any way inconsistent with the statements made in the Press Release, except as required by law or the rules of any stock exchange, in connection with the enforcement of this Agreement, or with the prior written consent of the other party hereto. GI acknowledges and agrees that the Company intends to file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and to file this Agreement as an exhibit to future filings with the SEC, and the Company acknowledges and agrees that GI shall have reasonable advance review and consultation rights upon any Current Report on Form 8-K filing (or amendment thereto) or press release made by the Company with respect to this Agreement.

4. Representations and Warranties of All Parties. Each of the parties hereto represents and warrants to the other party hereto that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by such party and assuming the valid execution and delivery hereof by the other party, is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) the execution, delivery and performance of this Agreement does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such party is a party or by which it is bound.

5. Representations and Warranties of GI. GI represents and warrants that, as of the date of this Agreement: (a) GI, together with all of the GI Affiliates, collectively Beneficially Own, an aggregate of 2,635,866 shares of Common Stock; (b) except for such ownership or as set forth on Schedule A hereto, neither GI, individually or in the aggregate with all of the GI Affiliates, has any other Beneficial Ownership or have any economic exposure to any Voting Securities; and (c) GI, collectively with the GI Affiliates, has a “net long position” of 2,635,866 shares of Common Stock.

6. Definitions. As used in this Agreement,

(i) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(ii) the term “Beneficial Ownership” of “Voting Securities” means ownership of: (i) Voting Securities and (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise). For purposes of Section 2, no person shall be, or be deemed to be, the “Beneficial Owner” of, or to “beneficially own,” any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company;

(iii) the term “Change of Control Transaction” means (x) any transaction pursuant to which any person becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the Company’s then-outstanding equity interests and voting power, (y) any merger or stock-for-stock transaction with a Third Party whereby immediately after the consummation of the transaction, the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then-outstanding equity securities or (z) the sale of all or substantially all of the Company’s assets to a Third Party;

(iv) the term “Company Interests” means (x) any Voting Securities, (y) any other direct or indirect interest in any securities of the Company or any direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any securities of the Company, or (z) any contracts or rights in any way related to the acquisition or price of securities or interests of the Company (whether Beneficially, constructively or synthetically through any derivative or trading position or otherwise).

(v) the term “Confidential Information” shall mean (x)(A) any materials, resolutions or other information prepared for consideration at any meeting, or for any action by written consent in lieu of a meeting, of the Board or any committee thereof, (B) all discussions and deliberations occurring during Board or committee meetings, (y) (A) any and all information communicated in writing, orally, by electronic or magnetic or any other media, by visual observation or by any other means, on or after the date of this Agreement, whether or not labeled as confidential, which is disclosed or otherwise provided by, or on behalf or at the request of, the Company or its subsidiaries, to the New Director, (B) proprietary information of the Company or any of its Affiliates that is disclosed to the New Director in his capacity as a director of the Company, and (C) information disclosed or otherwise provided to the New Director by, or on behalf or at the request of the Company or any of its Affiliates which relates to current, planned or proposed products, marketing and business plans, methods of doing business, forecasts, projections and analyses, financial information, and joint venture, vendor and customer information and (z) all notes, reports, analyses, compilations, studies, interpretations or other materials, whether prepared by the New Director or by a GI Professional, that contain, reflect or are derived or based (in whole or in part) upon any Confidential Information; provided that (1) Confidential Information shall not include information that (w) is or becomes available to the public other than as a result of a breach of this Agreement by GI or a GI Affiliate, (x) is already in the lawful possession of GI or a GI Affiliate prior to the date of this Agreement, (y) becomes available to GI or a GI Affiliate on a non-confidential basis from a source other than the Company, provided that such information is not known by GI or a GI Affiliate to be subject to an obligation of confidentiality to the Company or (z) is or has been independently conceived or developed by GI or a GI Affiliate without use of, or reference to, Confidential Information;

(vi) the term the “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder; it being agreed that references to Exchange Act provisions or other provisions of securities law shall refer to such provisions as in effect on the date hereof;

(vii) the term “net long position” shall have the meaning ascribed to is under Rule 14e-4 under the Exchange Act;

(viii) the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(ix) the term “Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or such other securities, whether or not subject to the passage of time or other contingencies; provided that as it pertains to any obligations of GI and any of its Affiliates hereunder, “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities or other interests of the Company.

7. Specific Performance; Venue; Governing Law; Waiver of Jury Trial.

(a) The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that in addition to other remedies the other party hereto shall be entitled to at law or equity, the other party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware.

(b) Furthermore, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and (iv) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law.

(c) This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State without giving effect to the choice of law principles of such State.

(d) Each of the parties hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

8. No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9. Entire Agreement. This Agreement (together with the exhibits and schedules hereto) contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the parties hereto.

10. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, (a) when delivered in person, (b) if given by email, when such email is sent to the email address set forth in Schedule B hereto and appropriate confirmation is received (provided such confirmation is not automatically generated), or (c) if given by any other means, when actually received during normal business hours at the address specified in Schedule B hereto.

11. Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement. In addition, the parties hereto agree to use their best efforts to agree upon and substitute a valid and enforceable provision for any provision that is held illegal, void or unenforceable by a court of competent jurisdiction.

12. Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement. For the avoidance of doubt, no party hereto shall be bound by any contractual obligation to the other parties hereto until all counterparts to this Agreement have been duly executed by each of the parties hereto and delivered to the other parties hereto (including by means of electronic delivery).

13. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

14. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

15. Fees and Expenses. Each party to this Agreement will bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with, relating to or resulting from such party’s efforts and actions, and any preparations therefor, prior to the execution and delivery of this Agreement, including communications between GI, on the one hand, and the Board and the Company’s management, on the other hand, GI’s Hart-Scott-Rodino filing and each such party’s preparation of this Agreement.

16. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties hereto shall be deemed the work product of all of the parties hereto and may not be construed against any party hereto by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “include,” “includes” and “including” shall be deemed to be followed by the word “without limitation” in all instances.

17. Termination. Except as otherwise set forth in this Agreement, this Agreement will terminate upon the expiration of the Standstill Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 1(a)(iv), 1(a)(v), 1(b), 1(d)(ii), and 6 to 17 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Cooperation Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

THE MIDDLEBY CORPORATION

By:	/s/ Michael D. Thompson
Name: Michael D. Thompson
Title: General Counsel & Secretary

GARDEN INVESTMENT MANAGEMENT, L.P.

By:	/s/ Brian Jacoby
Name: Brian Jacoby
Title: Authorized Person